380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release:	Immediate
Contact:	William Hitselberger (215) 665-5046

PMA Capital Announces Fourth Quarter 2005 Results

Blue Bell, PA, February 22, 2006 -- PMA Capital Corporation (NASDAQ: PMACA) today reported a net loss of $1.2 million, or four cents per share, for the fourth quarter of 2005, compared to a net loss of $10.3 million, or 33 cents per share, for the same period of 2004. For the year ended December 31, 2005, the Company had a net loss of $21.0 million, or 66 cents per share, compared to net income of $1.8 million, or six cents per diluted share, for 2004. The net loss for full year 2005 included the first quarter after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

Vincent T. Donnelly, President and Chief Executive Officer commented, “During the fourth quarter, we continued to restore the business platform at The PMA Insurance Group with pre-tax operating income increasing to $3.9 million for the fourth quarter compared to $261,000 for the same period last year. We are pleased with the continued increase in new business written at The PMA Insurance Group, which increased to $108.5 million in 2005 from $46.4 million in the previous year, while direct written premiums were up over 16% for the fourth quarter of 2005, compared to the same period last year.”

“At the Run-off Operations, we reduced our insurance liabilities by $80 million through commutations with several ceding company groups in the fourth quarter of 2005, which we believe will reduce the volatility of the Run-off reserves. The continued reduction of insurance liabilities on our Run-off Operations’ balance sheet since November 2003 has, in our opinion, left this business with excess capital and we intend to seek to reduce our capital committed to this business in 2006,” Mr. Donnelly said.

“While we are pleased with the improvement in many of our operating metrics at The PMA Insurance Group, we recognize that we need to improve our overall results in 2006 and beyond,” Mr. Donnelly concluded.

PMA Capital also announced today the election of J. Gregory Driscoll to the Board of Directors. Mr. Driscoll was elected to fill the vacancy created by the death of Thomas J. Gallen in November 2005. Mr. Driscoll is President and Chief Executive Officer of Prince Telecom, New Castle, Delaware, the largest independent cable installation business in the country. Mr. Donnelly noted, “I am happy to welcome Greg to our Board. Greg’s experience and participation on the Board will help us as we continue to focus on measured premium growth, improved profitability and executing our business plan.  I look forward to working with him in the future.”

Included in the net losses for the fourth quarters of 2005 and 2004 were after-tax net realized investment losses of $705,000, or two cents per share, and $5.1 million, or 16 cents per share. After-tax net realized investment losses for the fourth quarter of 2005 included a $2.0 million loss compared to a $2.5 million loss in the fourth quarter of 2004 due to increases in the fair value of the derivative component of our 6.50% Convertible Debt. For the year ended December 31, 2005, we had after-tax net realized investment gains of $1.4 million, or five cents per share, compared to gains of $4.2 million, or 14 cents per diluted share, in the prior year. The after-tax net realized gains for full years of 2005 and 2004 were reduced by $2.4 million and $2.5 million due to increases in the fair value of the derivative component of our 6.50% Convertible Debt. Our outstanding 6.50% Convertible Debt has been reduced by $25.7 million, to $73.4 million principal amount at December 31, 2005 through open market purchases that we made in the third and fourth quarters.

Consolidated revenues for the fourth quarter of 2005 were $117.0 million, compared to $106.2 million for the same period a year ago. For the full year 2005, revenues were $443.1 million, compared to $612.7 million for the full year 2004. During the three months ended December 31, 2005 we had a 16% increase in direct written premiums at The PMA Insurance Group compared to the same period of 2004. Direct premiums written in 2005 were 3% higher than in 2004. The decrease in revenues for 2005 compared to 2004 was primarily due to lower net premiums earned at The PMA Insurance Group and lower earned premiums resulting from placing our reinsurance business into run-off in November 2003.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2005	2004	2005	2004
Pre-tax operating income (loss):
The PMA Insurance Group	$3,867	$261	$22,020	$13,166
Run-off Operations	1,838	(1,946)	(26,933)	5,509
Corporate & Other	(6,722)	(5,423)	(24,219)	(21,223)
Net realized investment gains (losses)	(1,084)	(7,870)	2,117	6,493
Pre-tax income (loss)	(2,101)	(14,978)	(27,015)	3,945
Income tax expense (benefit)	(875)	(4,665)	(5,995)	2,115
Net income (loss)	$(1,226)	$(10,313)	$(21,020)	$1,830

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $3.9 million and $22.0 million for the fourth quarter and full year 2005, compared to $261,000 and $13.2 million for the same periods last year.

Direct premiums written were $76.3 million for the fourth quarter of 2005, compared with $65.7 million for the fourth quarter of 2004. Direct premiums written were $397.9 million for full year 2005, compared with $387.0 million in 2004. We wrote $18.5 million and $108.5 million of new business in the fourth quarter and full year 2005, up from $10.0 million and $46.4 million for the same periods last year. Our renewal retention rate on existing workers’ compensation accounts was 83% in the fourth quarter of 2005, compared to 63% for the fourth quarter of 2004 and 76% for full year 2005, compared to 62% for the full year 2004. Net premiums written were $71.3 million for the fourth quarter of 2005, compared with $62.9 million for the fourth quarter of 2004. Net premiums written were $375.8 million for full year 2005, compared with $377.8 million for the same period last year. During 2005, our assumed premiums decreased by $12.3 million, primarily related to involuntary market business, compared to 2004, which reduced our net premiums written. The PMA Insurance Group continues to obtain price increases in most commercial lines of business, with average increases in workers’ compensation rates of approximately 4% in 2005.

The combined ratio on a GAAP basis in 2005 was 106.2% for the fourth quarter and 104.3% for the year, compared to 108.5% and 105.4% for the same periods last year. The improvement in the combined ratio for the fourth quarter, compared to the same period last year, primarily reflects an improved loss and LAE ratio. The improvement in the combined ratio for full year 2005, compared to the same period of 2004, primarily reflects an improved loss and LAE ratio which was partially offset by an increase in the expense ratio.

The improved loss and LAE ratio primarily reflects a lower current accident year loss and LAE ratio in 2005, compared to 2004. Price increases and payroll inflation have slightly outpaced an increase in overall loss trends in workers' compensation. We estimate our medical cost inflation, which is a significant component of loss costs, for 2005 to be 9%, compared to our third quarter 2005 and full year 2004 estimates of 11%. The medical cost inflation rate has declined mainly due to our network and managed care initiatives throughout 2005 which has benefited our current year loss ratio. We do not expect the rate of decline in medical cost inflation to be as significant in 2006. The loss ratio has also benefited from a change in the geographic mix of our business.

Net investment income increased to $8.3 million for the fourth quarter of 2005, compared to $6.5 million in the same period of 2004, primarily due to higher yields on a higher invested asset base. For full year 2005, net investment income increased by $761,000, to $31.7 million compared to the same period of 2004.

Run-off Operations

Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $1.8 million and a pre-tax operating loss of $26.9 million for the three months and year ended December 31, 2005, compared to a pre-tax operating loss of $1.9 million and pre-tax operating income of $5.5 million for the same periods last year. Results for full year 2005 included the first quarter charge of $30 million for prior year loss development. Pre-tax operating income for the year ended December 31, 2004 included a $6.0 million charge for the reinsurance agreement covering potential adverse loss development. Net premiums earned, losses and LAE, and acquisition expenses decreased significantly for full year 2005, compared to 2004, due to our exit from the reinsurance business. During the fourth quarter of 2005, we reduced our insurance liabilities by $80 million through commutations, which reduced the gross loss reserves of this segment by 10%.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $6.7 million and $24.2 million for the three months and year ended December 31, 2005, compared to $5.4 million and $21.2 million for the same periods last year, reflecting higher interest expense, partially offset by lower operating expenses. Pre-tax operating losses for the three and twelve month periods ended December 31, 2004 included a gain of $6.6 million in other revenues for the sale of a real estate partnership interest which was partially offset by a loss of $6.0 million related to our convertible debt exchange. Interest expense for the three months and year ended December 31, 2005 increased by $294,000 and $3.5 million over the comparable periods last year, due to a higher average amount of debt outstanding and higher interest rates on our convertible debt. Although the Company purchased $25.7 million par of its convertible debt during the third and fourth quarters of 2005, the Corporate and Other segment will not benefit from the reduced level of consolidated interest expense because the bonds were purchased and held by its operating companies. For segment reporting purposes, the Company allocates interest income for the bonds owned by its operating companies and reduces its investment income in Corporate and Other.

Financial Condition

Total assets were $2.9 billion as of December 31, 2005, compared to $3.3 billion at December 31, 2004. Shareholders’ equity was $406.2 million as of December 31, 2005, compared with $445.5 million as of December 31, 2004. Book value per share was $12.70 as of December 31, 2005, compared to $14.06 at year-end 2004. The decreases in shareholders’ equity and book value per share are primarily due to the net loss and a decrease in the unrealized holding position of our invested asset portfolio. Net unrealized holding losses were $2.8 million, or nine cents per share, as of December 31, 2005, compared to unrealized gains of $13.6 million, or 43 cents per share, at year-end 2004, mainly due to higher market interest rates. Book value also decreased by $3.3 million, or ten cents per share, for a fourth quarter non-cash charge to equity to increase our minimum pension liability. At December 31, 2005, we had $22.5 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

The components of our debt as of December 31, 2005 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt	$73,435	2022	[1]
Derivative component of 6.50% Convertible Debt	12,881
4.25% Convertible Debt[2]	655	2022
8.50% Senior Notes	57,500	2018
Trust preferred debt	43,816	2033
Surplus Notes	10,000	2035
Unamortized debt discount	(2,106)
Total long-term debt	$196,181

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $68.4 million principal amount and $15.891 per share for $5.0 million principal amount.

(2)	We retired $270,000 of this debt through open market purchases in 2005. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of December 31, 2005, our total outstanding debt had decreased to $196.2 million, compared to $210.8 million at December 31, 2004, primarily due to the open market purchases of $25.7 million principal amount of our 6.50% Convertible Debt, partially offset by the issuance of $10.0 million of Floating Rate Surplus Notes due 2035 (“Surplus Notes”) by one of our insurance subsidiaries. We financed these purchases through the issuance of the Surplus Notes at The PMA Insurance Group, and also directly purchased a portion of these bonds at our run-off company. We paid $27.9 million for these bond purchases, exclusive of accrued interest.

The PMA Insurance Group had statutory surplus of $315.1 million at December 31, 2005, including $10.0 million related to the issuance of Surplus Notes in September 2005, compared to $300.0 million at December 31, 2004. The PMA Insurance Group has the ability to pay $25.1 million in dividends during 2006 without the prior approval of the Pennsylvania Insurance Department. The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, was $204.9 million at December 31, 2005, compared to $224.5 million at December 31, 2004. PMACIC’s risk-based capital increased to 547% of Authorized Control Level Capital at December 31, 2005, compared to 379% at the end of 2004.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Thursday, February 23rd to review our 2005 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
866-761-0749 (Domestic)	888-286-8010 (Domestic)
617-614-2707 (International)	617-801-6888 (International)
Passcode 32458874	Passcode 48338779

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 12:00 p.m. Eastern Time on Thursday, February 23rd until 11:59 p.m. Eastern Time on Thursday, March 23rd.

Quarterly Statistical Supplement

Our Fourth quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated Wednesday, February 22, 2006. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether national asbestos liability legislation is enacted and the impact of such legislation on us;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended December 31,
(dollars in thousands)	2005	2004
Direct premiums written:
The PMA Insurance Group	$76,336	$65,699
Run-off Operations	(16)	98
Corporate and Other	(209)	(264)
Consolidated direct premiums written	$76,111	$65,533

Net premiums written:
The PMA Insurance Group	$71,339	$62,910
Run-off Operations	3,028	(5,974)
Corporate and Other	(209)	(264)
Consolidated net premiums written	$74,158	$56,672

Revenues:
Net premiums earned:
The PMA Insurance Group	$96,187	$89,373
Run-off Operations	3,386	649
Corporate and Other	(209)	(264)
Consolidated net premiums earned	99,364	89,758
Net investment income	11,761	12,142
Realized losses	(1,084)	(7,870)
Other revenues	6,946	12,125
Consolidated revenues	$116,987	$106,155

Components of net loss:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$3,867	$261
Run-off Operations	1,838	(1,946)
Corporate and Other	(6,722)	(5,423)
Realized losses	(1,084)	(7,870)
Pre-tax loss	(2,101)	(14,978)
Income tax benefit	(875)	(4,665)
Net loss	$(1,226)	$(10,313)

Weighted average common shares outstanding:
Basic	31,833,384	31,350,825
Diluted	31,833,384	31,350,825

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Year ended December 31,
(dollars in thousands)	2005	2004
Direct premiums written:
The PMA Insurance Group	$397,876	$387,043
Run-off Operations	197	42
Corporate and Other	(818)	(825)
Consolidated direct premiums written	$397,255	$386,260

Net premiums written:
The PMA Insurance Group	$375,793	$377,795
Run-off Operations	10,250	(75,360)
Corporate and Other	(818)	(825)
Consolidated net premiums written	$385,225	$301,610

Revenues:
Net premiums earned:
The PMA Insurance Group	$358,642	$442,343
Run-off Operations	10,206	77,067
Corporate and Other	(818)	(825)
Consolidated net premiums earned	368,030	518,585
Net investment income	48,663	56,945
Realized gains	2,117	6,493
Other revenues	24,286	30,701
Consolidated revenues	$443,096	$612,724

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$22,020	$13,166
Run-off Operations	(26,933)	5,509
Corporate and Other	(24,219)	(21,223)
Realized gains	2,117	6,493
Pre-tax income (loss)	(27,015)	3,945
Income tax expense (benefit)	(5,995)	2,115
Net income (loss)	$(21,020)	$1,830

Weighted average common shares outstanding:
Basic	31,682,648	31,344,858
Diluted	31,682,648	31,729,061

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in thousands, except per share data)	2005	2004
Assets:
Investments:
Fixed maturities available for sale	$1,049,254	$1,304,086
Short-term investments	57,997	123,746
Total investments	1,107,251	1,427,832

Cash	30,239	35,537
Accrued investment income	11,528	15,517
Premiums receivable	197,582	197,831
Reinsurance receivables	1,094,674	1,142,552
Deferred income taxes	103,656	86,501
Deferred acquisition costs	34,236	31,426
Funds held by reinsureds	146,374	142,064
Other assets	162,505	171,042
Total assets	$2,888,045	$3,250,302

Liabilities:
Unpaid losses and loss adjustment expenses	$1,820,043	$2,111,598
Unearned premiums	173,432	158,489
Debt	196,181	210,784
Accounts payable, accrued expenses
and other liabilities	209,656	196,769
Funds held under reinsurance treaties	78,058	121,234
Dividends to policyholders	4,452	5,977
Total liabilities	2,481,822	2,804,851

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	187,538	213,313
Accumulated other comprehensive loss	(22,684)	(1,959)
Treasury stock, at cost	(38,779)	(45,573)
Unearned restricted stock compensation	(273)	(751)
Total shareholders' equity	406,223	445,451
Total liabilities and shareholders' equity	$2,888,045	$3,250,302

Shareholders' equity per share	$12.70	$14.06

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(in thousands, except per share data)	2005	2004

Gross premiums written	$87,240	$69,940

Net premiums written	$74,158	$56,672

Revenues:
Net premiums earned	$99,364	$89,758
Net investment income	11,761	12,142
Net realized investment losses	(1,084)	(7,870)
Other revenues	6,946	12,125
Total revenues	116,987	106,155

Expenses:
Losses and loss adjustment expenses	69,713	70,189
Acquisition expenses	19,536	18,935
Operating expenses	23,499	20,735
Dividends to policyholders	2,343	1,819
Interest expense	3,997	3,482
Loss on debt exchange	-	5,973
Total losses and expenses	119,088	121,133

Pre-tax loss	(2,101)	(14,978)

Income tax benefit:
Current	-	(272)
Deferred	(875)	(4,393)
Total income tax benefit	(875)	(4,665)

Net loss	$(1,226)	$(10,313)

Net loss per share:

Basic	$(0.04)	$(0.33)
Diluted	$(0.04)	$(0.33)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(in thousands, except per share data)	2005	2004

Gross premiums written	$433,728	$352,262

Net premiums written	$385,225	$301,610

Revenues:
Net premiums earned	$368,030	$518,585
Net investment income	48,663	56,945
Net realized investment gains	2,117	6,493
Other revenues	24,286	30,701
Total revenues	443,096	612,724

Expenses:
Losses and loss adjustment expenses	295,074	380,556
Acquisition expenses	75,881	115,225
Operating expenses	77,871	89,672
Dividends to policyholders	5,174	4,999
Interest expense	16,111	12,354
Loss on debt exchange	-	5,973
Total losses and expenses	470,111	608,779

Pre-tax income (loss)	(27,015)	3,945

Income tax expense (benefit):
Deferred	(5,995)	2,115
Total income tax expense (benefit)	(5,995)	2,115

Net income (loss)	$(21,020)	$1,830

Net income (loss) per share:

Basic	$(0.66)	$0.06
Diluted	$(0.66)	$0.06